Exhibit 99.1

Hello, and welcome to our second quarter fiscal year 2011 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 5, 2011, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good morning and welcome to our Q2 earnings call.

I’ll begin this session by reviewing our Q2 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for the year.

During Q2 Liquidity Services reported record financial results as we expanded our leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range while continuing to make important investments for the future. Q2 GMV was up 31% YOY to a record $137.7 million, driven by annual growth within our DoD, energy, and state and local marketplaces that continue to benefit from improved merchandising, service levels and our expanding buyer base. Additionally, our retail consumer goods marketplace grew 25% sequentially driven by the seasonally high post-holiday returns period during Q2. Adjusted EBITDA of $14 million was up 37% YOY driven by improved merchandising, further penetration of existing clients and improved operating leverage. Adjusted EPS, which excludes non-cash compensation expenses, was $0.22.

We continued to demonstrate our financial strength by generating cash from operating activities of approximately $9.5 million during Q2 and we ended the quarter with approximately $96.1 million in cash and zero long term debt.

As evidenced in Q2, our e-commerce marketplaces, large and growing network of buyers and integrated services are ideally suited to solving the needs of corporate and government clients for a wide range of surplus assets.

On behalf of commercial and government clients we sold a broad range of high value capital assets, including: vehicles, helicopters, boats, material handling equipment, machine tools, line pipe and scrap metal. Our ability to create markets for used, salvage and scrap assets has allowed many of our clients to enhance the visibility and success of their sustainability programs by recovering value from items that have been previously discarded as waste.

On behalf of top retailers and manufacturers we sold the full range of customer returned merchandise on our liquidation.com marketplace, including ipads, gaming systems, Smart Phones, housewares, jewelry, tools, toys and LCD TVs.

As organizations seek to reduce costs, improve transparency and enhance their financial returns, Liquidity Service’s online marketplace solution is increasingly valuable. In turn this has translated into robust growth and market share expansion.

For example, GMV in our commercial business which includes our acquired Network International business grew 40% YOY to $60 million in Q2 and we now serve over 50 Fortune 500 clients with the ability to handle their full range of asset recovery needs from vehicles, material handling equipment, scrap metal, IT assets and finished goods inventory.

Our GovDeals marketplace which serves state and local governments added over 188 new agency clients during the quarter and set records for total GMV, number of active sellers and number of auction participants.

Our DoD surplus business recorded record GMV during Q2 and has continued to benefit from data driven merchandising actions which have improved recovery for high value assets ranging from rolling stock to heavy equipment.

Our DoD scrap business has benefitted from strong property flows and solid global demand as we target and reach a truly global buyer base for millions of pounds of scrap metal and other end-of-life materials.

Today, Liquidity Services is the leading solution for commercial and government sellers to manage and sell surplus goods and we now serve over 4,000 commercial and government clients  that sell assets online to our over 1.5 million registered buyers across the globe.

We believe our recent progress and continued focus on driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers positions us well for fiscal year 2011 and continued long term profitable growth and market leadership.

Liquidity Services will continue to execute our multi-pronged growth strategy to achieve a billion dollar plus GMV enterprise by leveraging our product domain expertise, scalable technology platform and credibility serving the world’s largest corporate and government clients.

First, we will continue to expand our penetration of the Fortune 1000 corporate marketplace which we estimate to be a $70 billion combined market opportunity for consumer goods and capital assets.

We have developed both sell-in-place and full service solutions to meet the needs of large industrial corporations, retailers and manufacturers. We believe corporate America is seeking to centralize and modernize the Reverse Supply Chain function and our web based solution, value added services and global buyer base is a key enabler for implementing this strategy. We believe the Internet presents a more efficient and effective model for commercial sellers of high value assets than physical on-site auctions, due to: a global buyer reach and competition, faster sales cycle times, reduced transportation, logistics and “make-ready” costs.

Liquidity Services brings important core competencies to create value for sellers and buyers in the commercial market as we have merchandised and sold over $2 billion in GMV of inventory, heavy equipment, rolling stock and scrap metal since our inception.

Our second growth initiative is to further expand our public sector business to capture an increased share of the $2 billion federal and municipal government surplus market. With over 3,500 government agency clients our brand awareness continues to grow. Federal, state and and local government agencies are increasingly interested in improving transparency around the sales process and recovering more value from surplus assets to address budgetary deficits. We believe our e-commerce solution is ideally suited to address the pressing needs of government agencies of all sizes in the coming year.

Our third growth initiative is to develop and grow our buyer base to deliver the maximum recovery for clients. We are making considerable technology investments during 2011 to improve buyers’ access to assets across all LSI buyer marketplaces which will improve the activity and conversion rates of existing and new buyers on our platform. A recent example is the expansion of our capability to serve full truckload buyers with the addition of a “Make An Offer” tool to our Liquidation.com platform which greatly simplifies the buying process for large volume buyers. Ultimately, by making it easier for buyers to fill their specific needs we will enhance the value to all parties of using our marketplace.

Finally, we will continue to pursue acquisitions of complementary businesses. The markets we serve are still very fragmented and we continue to seek and evaluate M&A opportunities which would enhance our seller and buyer base, product domain expertise and level of value added services provided to our clients.

In summary, we have a strong, diversified overall business that we expect will generate top line growth, strong cash flows and excellent returns on invested capital in fiscal year 2011. We have leading e-commerce marketplaces addressing multiple, large market opportunities. And we have the financial strength and operating discipline to execute our growth strategy to create long term value for our stockholders.

Our entire team looks forward to working together to expand our business, while maintaining the highest standards of integrity, service and quality. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks Bill

Our record quarterly results and increased guidance ranges reflect market share gains and enhanced service levels and operating efficiencies across our entire business.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders. Trailing 12 month adjusted earnings before interest taxes depreciation and amortization, or EBITDA has improved to $43.9 million.

We ended the quarter with a record cash balance of $96.1 million, and intend to utilize our growing cash balance to execute our growth strategy which includes: (1) organic growth initiatives to expand our base of buyers and sellers, (2) investing in our technology platform and infrastructure to deliver innovative services and to support a much larger business, and (3) acquisitions of complementary businesses. Although, we have not dismissed the option in the future for more significant stock repurchases or a dividend, we believe that focusing on our stated growth strategy will drive better returns for our shareholders.

We also continued to make important investments to support our future growth.  As we discussed during our last earnings call, we have a significant technology infrastructure project underway that will allow us to continue to provide a high level of customer satisfaction as we scale the business to a billion dollars of Gross Merchandise Volume or GMV.  We made continued progress this quarter towards completing this project in fiscal year 2011.

Next I will comment on our second quarter financial results.

Total GMV increased to a record $137.7 million up 30.6% year over year.

GMV in our GovDeals, or state and local government, business increased to a record $26.1 million up 32.1% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our DoD surplus business increased to a record $27.9 million up 30.8% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our US commercial business increased to $60.5 million up 40.7% year over year principally as a result of the Network International acquisition on June 15, 2010.

GMV in our DoD scrap business increased to $20.6 million up 15.9% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

Total revenue increased to a record $92.1 million up 21.5% year over year, primarily due to (1) the increase in our scrap and surplus businesses previously discussed and (2) a 24.3% increase in our

U.S. commercial business, as a result of several new programs for large retailers, utilizing the purchase model.

Technology and operations expenses increased by 18.2%, to $14.4 million, year over year, primarily due to increases in staff, outsourced processing labor and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects. As a percentage of revenue, these expenses decreased to 15.6% from 16.0%.

Sales and marketing expenses increased by 23.3%, to $6.2 million, year over year, primarily due to (1) expenses of $0.5 million in staff wages, including stock based compensation; and (2) expenses of $0.6 million associated with Network International. As a percentage of revenue, these expenses increased to 6.7% from 6.6%.

General and administrative expenses increased by 10.4%, to $7.1 million, year over year, primarily due to (1) $0.2 million in general corporate expenses to support the growth discussed above; (2) expenses of $0.2 million associated with Network International; and (3) $0.2 million in business development costs. As a percentage of revenue, these expenses decreased to 7.8% from 8.6%.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the second quarter, LSI generated $9.5 million of operating cash flow and $32.3 million over the last 12 months.

Adjusted EBITDA grew 37.1%, year over year, to a record $14.0 million.

Adjusted net income was a record $6.2 million for the quarter, up 26.0% year over year.  Adjusted diluted earnings per share was a record $0.22, for the quarter, up 22.2% year over year, based on approximately 28.1 million diluted weighted average shares outstanding.

We continue to have a strong balance sheet.  At March 31, 2011, we had $96.1 million of cash or approximately $3.42 per share in cash, current assets of $133.5 million and total assets of $189.7 million.  The Company continues to be debt free.

Capital expenditures during the quarter were $1.0 million.  We expect capital expenditures to be $4.0 to $4.5 million for the fiscal year ended September 30, 2011.

Management is providing the following guidance for the next quarter and fiscal year 2011.

We expect GMV for fiscal year 2011 to range from $500 million to $525 million, which is an increase from our prior guidance range of $480 million to $525 million.  We expect GMV for the fiscal third quarter of 2011 to range from $120 million to $130 million.

We expect adjusted EBITDA for fiscal year 2011 to range from $48 million to $50 million, which is an increase from our prior guidance range of $43 million to $45 million.  We expect adjusted EBITDA for the fiscal third quarter of 2011 to range from $11 million to $13 million.

We estimate adjusted earnings per diluted share for fiscal year 2011 to range from $0.73 to $0.77, which is an increase from our previous guidance range of $0.66 to $0.74.  For the fiscal third quarter of 2011, we estimate adjusted earnings per diluted share to range from $0.18 to $0.20.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and for the effects of FAS 123(R), which we estimate to be approximately $2.2 million to $2.4 million per quarter for fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

Bill and I will now answer any questions.